Exhibit 20.2
AFCO CREDIT CORPORATION
AFCO ACCEPTANCE CORPORATION
MELLON BANK PREMIUM FINANCE LOAN MASTER TRUST
     The undersigned, a duly authorized representative of AFCO Credit Corporation (“AFCO”) and AFCO Acceptance Corporation (“AFCO Acceptance”), jointly and severally, as Servicer, pursuant to the Pooling and Servicing Agreement dated June 15, 2001 (as may be amended and supplemented from time to time, the “Agreement”) among Mellon Premium Finance Loan Owner Trust, as Transferor, AFCO, as Servicer, AFCO Acceptance, as Servicer, Premium Financing Specialists, Inc., as Back-up Servicer, Premium Financing Specialists of California, Inc., as Back-up Servicer and Wells Fargo Bank Minnesota, National Association, as Trustee, do hereby certify pursuant to Section 3.5 of the Agreement that:
1.	AFCO/AFCO Acceptance is, as of the date hereof, Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.
2.	The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to Trustee.
3.	A review of the activities of Servicer during the fiscal year ending December 31, 2006, and of its performance under the Agreement was conducted under my supervision.
4.	Based on such review, Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 30th day of March, 2007.
AFCO Credit Corporation
AFCO Acceptance Corporation
/s/ Bruce R. Gold
Bruce R. Gold
Senior Vice President, Treasurer and Chief Financial Officer